Exhibit 4.16

RESTRICTED STOCK AWARD

EXCO RESOURCES, INC.

2005 LONG-TERM INCENTIVE PLAN

1.                                       Award of Restricted Stock. Pursuant to the EXCO Resources, Inc. 2005 Long-Term Incentive Plan (the “Plan”) for employees, Consultants, and Outside Directors of EXCO Resources, Inc., a Texas corporation (the “Company”) and its Subsidiaries,

(the “Participant”)

has been granted a Restricted Stock Award under the Plan for                            shares of Common Stock of the Company (the “Awarded Shares”).  The Date of Grant of this Restricted Stock Award is                       , 20      , and it shall be effective as of the date it is signed and dated by both parties hereto [ or the later of the date the agreement is signed and dated by both parties or                                         ].

2.                                       Subject to Plan.  This Award Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement.  To the extent the terms of the Plan are inconsistent with the provisions of this Agreement, this Agreement shall control.  The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan.  This Award Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Administrator and communicated to the Participant in writing.  In addition, if the Plan previously has not been approved by the Company’s stockholders, this Award is granted subject to such stockholder approval.

3.                                       Vesting. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Restricted Stock awarded shall be vested and exercisable as follows:

a.                                       percent (        %) of the total Restricted Shares shall be fully vested on the Date of Grant, provided the Participant is employed by (or, if the Participant is a Consultant or an Outside Director, is providing services to) the Company or a Subsidiary on that date.

b.                                      percent (        %) of the total Restricted Shares shall be fully vested on the first anniversary of the Date of Grant, provided the Participant is employed by (or, if the Participant is a Consultant or an Outside Director, is providing services to) the Company or a Subsidiary on that date.

c.                                       An additional                              percent (        %)  of the total Restricted Shares shall be fully vested on the second anniversary of the Date of Grant, provided the Participant is employed by (or, if the Participant is a Consultant or an Outside Director, is providing services to) the Company or a Subsidiary on that date.

d.                                      An additional                                percent (        %)  of the total Restricted Shares shall be shall be fully vested on the third anniversary of the Date of Grant, provided the Participant is employed by (or, if the Participant is a Consultant or an Outside Director, is providing services to) the Company or a Subsidiary on that date.

Notwithstanding the above, the Restricted Shares shall be fully vested automatically upon a Change in Control (as defined in Section 2.6 of the Plan) or upon the death of the Participant or the Total and Permanent Disability (as defined in Section 2.41 of the Plan) of the Participant, provided the Participant is still employed by the Company as of the date of one of such specified events.

Except as otherwise provided in this Section 3, the Participant shall immediately forfeit all unvested Restricted Stock on the date of the Participant’s Termination of Service for any reason prior to the time the Restricted Stock becomes vested in accordance with this Section 3.  Upon such forfeiture, the Company may, in its sole discretion in accordance with Section 6.1 of the Plan, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service.  Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

Notwithstanding the foregoing, in the event that a Change in Control occurs where the Participant is Involuntarily Terminated (as defined below) upon or within one year after such Change in Control, all of the unvested Awarded Shares shall be fully vested as of the date immediately preceding any such Change in Control or Termination of Service without Cause.

For purposes of this Section 3, “Involuntary Termination” shall mean (i) without the Participant’s consent, a material reduction of or variation in the Participant’s duties, authority or responsibilities relative to the Participant’s duties, authority or responsibilities as in effect immediately prior to such reduction or variation; (ii) without the Participant’s consent, a material reduction in the base salary of the Participant as in effect immediately prior to such reduction; (iii) without the Participant’s consent, a material reduction by the Company in the kind or level of employee benefits to which the Participant was entitled immediately prior to such reduction, with the result that the Participant’s overall benefits package is materially reduced; or (iv) without the Participant’s consent, the relocation of the Participant to a facility or a location more than fifty (50) miles from the Participant’s then present location.

For purposes of this Section 3, “Cause” means, with respect to Participant (i) acts of fraud or dishonesty in the course of his employment with or service to the Company or any of its Subsidiaries, (ii) substance abuse causing harm to the Company or any of its Subsidiaries or impairing the Participant’s performance of his regular duties, (iii) conviction of a felony involving moral turpitude, or (iv) insubordination, dereliction of duties, habitual absenteeism, materially deficient performance after (solely in the case of this clause (iv)) notice to Participant and Participant’s failure to correct same within the time period specified in the notice, which time period shall be not less than 10 business days, or (v) any event described as “cause” (or in any other term or phrase having similar import) in any written employment agreement between the Option Holder and the Company (or any Subsidiary).  A termination by the Company of Participant’s employment with or services to the Company for any reason other than as set forth in the above definition of Cause shall be considered a termination without Cause.

4.                                       Restrictions on Transfer.  Subject to the provisions of the Plan and the terms of this Agreement, the Participant shall not be permitted to sell, transfer, pledge, assign or otherwise dispose of in any way shares of Restricted Stock other than by will or the laws of decent and distribution until the release of such Awarded Shares from these restrictions in accordance with Section 10 of this Agreement.

5.                                       Repurchase Rights.  Notwithstanding any other provision of this Agreement to the contrary, subject to Section 10 of this Agreement, the Company shall have the right at any time upon written notice (“Repurchase Notice”) to the Participant to purchase all of the Awarded Shares, including any community property interest relating thereto, at a purchase price equal to the Fair Market Value on the applicable date of the Repurchase Notice.  The Repurchase Notice shall be effective immediately upon the giving of the Repurchase Notice.  The purchase price shall be paid in cash, and such purchase shall take place at a Closing held within thirty (30) days after the Repurchase Notice.

6.                                       Legend.  The following legend shall be placed on all certificates representing Awarded Shares (in addition to any legend required under applicable state securities laws):

On the face of the certificate:

“TRANSFER OF THIS STOCK IS RESTRICTED IN ACCORDANCE WITH CONDITIONS PRINTED ON THE REVERSE OF THIS CERTIFICATE.”

On the reverse:

“THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN EXCO RESOURCES, INC. 2005 LONG-TERM INCENTIVE PLAN, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY IN DALLAS, TEXAS.  NO TRANSFER OR PLEDGE OF THE SHARES EVIDENCED HEREBY MAY BE MADE EXCEPT IN ACCORDANCE WITH AND SUBJECT TO THE PROVISIONS OF SAID PLAN.  BY ACCEPTANCE OF THIS CERTIFICATE, ANY HOLDER, TRANSFEREE OR PLEDGEE HEREOF AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SAID PLAN.”

All Awarded Shares and Shares into which Awarded Shares may be converted owned by the Participant shall be subject to the terms of this Agreement and shall be represented by a certificate or certificates bearing the foregoing legend.

7.                                       Voting; Capital Adjustment(s); No Fractional Shares.  Subject to the terms and conditions of this Agreement, Participant shall be entitled to vote Shares and to receive any dividends or other distributions paid on the Shares.  The Shares shall be adjusted, if and as the board of directors of the Company determines (at the option and in the sole and absolute discretion of the board of directors of the Company) is appropriate, to reflect any dividend, distribution, split, recapitalization, reclassification, exchange, combination, or change in par value in, on, of, or with respect to all shares of common stock of the Company or resulting from or in connection with any recapitalization, reclassification, exchange, combination, merger, reorganization, consolidation, liquidation, or other restructuring of or by the Company; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  Any adjustments determined by the board of directors of the Company shall be final, binding and conclusive.  No fractional shares of capital stock shall be issued pursuant to this Agreement.  The board of directors of the Company may determine whether cash, other awards, or other property shall be issued or paid in lieu of any fractional share(s) resulting from any adjustment(s) or whether such fractional shares and/or any rights thereto shall be forfeited or otherwise eliminated.

8.                                       Taxes; 83(b) Election.  The Participant shall be responsible and liable for the payment of any and all taxes that become due as a result of this Agreement, the grant or issuance of the Awarded Shares, or as a result of the transfer or other disposition of the Awarded Shares.  The Company may, at the option and in the sole and absolute discretion of the Company, no later than the date as of which the value of any Awarded Shares first becomes includable in the gross income of the Participant for federal, state, and/or local tax purposes, either withhold amount(s), as appropriate, in connection with, or make arrangements with the Participant regarding the payment of, any federal, state, and/or local taxes of any kind required by law to be withheld with respect to the restricted stock grant hereunder.  The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant or require the Participant to pay to the Company the amount of any such taxes.  If the Participant makes any election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Awarded Shares, the Participant shall immediately give notice to the Company of such election.  The Participant shall be solely responsible for making any such election and the Company shall not be liable for any such election made or the failure to make such election.

9.                                       Notices.  Any communication(s) to be given hereunder by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by mail, registered or certified, postage prepaid with return receipt requested, or via fax as follows:

Company:	EXCO Resources, Inc.	Participant:
Attn: Chief Financial Officer
12377 Merit Drive, Suite 1700
Dallas, TX 75251
	Fax: (214) 368-2087		Fax:

Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.  A fax shall be deemed communicated on the date it is actually received.

10.                                 Entire Agreement; Modification.  This Agreement terminates, supersedes, and replaces all prior written and oral agreements between the parties hereto with respect to the subject matter of this Agreement and constitutes a complete and exclusive statement of the terms of the agreement by and among the parties hereto with respect to the subject matter of this Agreement.  This Agreement may not be amended, restated, supplemented, or otherwise modified except by a written agreement executed by any and all parties to be charged with or otherwise affected by any such amendment.

11.                                 Assignments, Successors, and No Third-Party Rights.  Neither this Agreement nor any portion hereof may be assigned by the Participant without the prior express written consent of the Company.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns.  Nothing expressed or referred to in this Agreement shall be construed to give any party other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and the successors, heirs, personal representatives, and permitted assigns of the parties hereto.  Neither this Agreement nor any action taken hereunder shall (a) be construed as giving the Participant any right(s) to remain in the employ of the Company or any other employment right(s) or (b) interfere with or restrict in any way the right of the Company to discharge the Participant as an employee at any time.

12.                                 Jurisdiction; Service of Process; Governing Law.  Any action or other proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas and each of the parties consents to the jurisdiction of such court(s) (and of the appropriate appellate courts) in any such action or other proceeding and waives any objection to venue laid therein.  The validity, construction, interpretation, and effect of this Agreement shall be exclusively governed by and determined in accordance with the laws of the State of Texas without regard to conflict of laws principles.  The Company shall not be obligated to issue any Awarded Shares to the Participant hereunder if the issuance of such Awarded Shares may constitute a violation by the Company or the Participant of any provision of any applicable law or regulation of any governmental authority.  The obligations and obligations of the Company and the rights and obligations of the Participant are subject to all applicable laws, rules, and regulations.

13.                                 Severability; Reformation.  In the event that any sentence, paragraph, provision, section, or article of this Agreement is declared to be void by a court of competent jurisdiction, such sentence, paragraph, provision, section, or article shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in effect.  In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid, unenforceable, and/or unreasonable as written, the court may reform the Agreement to make it valid, enforceable, and reasonable and the Agreement shall remain in full force and effect as reformed by the court.

14.                                 Fees and Expenses.  If any civil action, whether at law or in equity, is necessary to enforce or interpret any of the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, court costs, and other reasonable expenses of litigation, in addition to any other relief to which such party may be entitled.

15.                                 Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

16.                                 Waiver.  Neither the failure to exercise, nor any delay by any party in exercising, any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement may be discharged by one (1) party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other party hereto, (b) no waiver that may be given by any party hereto shall be applicable except in the specific instance when and for which such waiver is given, and (c) no notice to or demand on one (1) party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

17.                                 Section Headings; Construction.  The headings of Sections in this Agreement are provided for convenience only and shall not affect the construction or interpretation of this Agreement.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

18.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one (1) and the same agreement.

19.                                 Dispute Resolution; Arbitration; Emergency Relief.  All claims, disputes, and controversies of any kind, character, and nature between any parties to this Agreement relating to or arising out of or in connection with this Agreement or any transaction(s) contemplated by this Agreement as to the construction, validity, interpretation, meaning, performance, non-performance, enforcement, operation, or breach shall be submitted to arbitration pursuant to the following procedures:

(a)                                  After a claim, dispute, or controversy arises, any such party may, in a written notice delivered to the other party to this Agreement, demand such arbitration and name the arbitrator (who shall be an impartial person) appointed by the demanding party in such notice together with a statement of the matter(s) claimed or in dispute or controversy.

(b)                                 Within thirty (30) calendar days after receipt of such demand, the other party to this Agreement shall, in a written notice delivered to the demanding party, name the arbitrator (who shall be an impartial person) appointed by the receiving party.  If any party to this Agreement fails to name and appoint an arbitrator, then the arbitrator of such party shall be named and appointed by the American Arbitration Association (the “AAA”).  The two arbitrators so appointed shall name and appoint a third arbitrator (who shall be an impartial person) within thirty (30) calendar days or, if the two arbitrators so appointed shall fail to name a third arbitrator within such thirty (30) day period, the third arbitrator shall be named and appointed by the AAA.  If any arbitrator appointed hereunder shall die, resign, refuse, or become unable to act before an arbitration decision is rendered, then the vacancy shall be filled by the method set forth in this Section 16(b) for the original appointment of such arbitrator.

(c)                                  Each party shall bear its own arbitration costs and expenses.  The arbitration hearing shall be held in Dallas, Texas at a location designated by a majority of the arbitrators.  The Commercial Arbitration Rules of the American Arbitration Association shall be incorporated by reference at such hearing and the substantive laws of the State of Texas (without regard to conflict of laws principles) shall apply.

(d)                                 The arbitration hearing shall be concluded within ten (10) calendar days unless otherwise ordered by the arbitrators and a written award thereon shall be made within fifteen (15) calendar days after the close of submission of evidence.  An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall resolve the question of costs of the arbitrators and all related matters, and judgment on such award may be entered and enforced by either party in any court of competent jurisdiction.

(e)                                  Except as set forth in Section 19(g), the parties to this Agreement agree, intend, and expressly stipulate that the provisions of this Section 19 shall be a complete defense to any suit, action, or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any claim, controversy, or dispute relating to or arising out of or in connection with this Agreement or any transaction(s) contemplated by this Agreement.  The arbitration provisions of this Agreement shall, with respect to any such claim, controversy, or dispute, survive the termination or expiration of this Agreement.

(f)                                    No party to an arbitration may disclose the existence or results of any arbitration hereunder without the prior express written consent of the other party to this Agreement nor shall any party to an arbitration disclose to any third party any confidential information disclosed by any other party to such arbitration in the course of an arbitration hereunder without the prior express written consent of such other party.

(g)                                 Notwithstanding anything in this Section 19 to the contrary, any party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the claim, controversy, or dispute or to enforce the rights of such party under this Section 19.

IN WITNESS WHEREOF, the undersigned parties have executed this Restricted Stock Grant Agreement effective as of the day and year first above written.

COMPANY:

EXCO RESOURCES, INC.

By:
Name:	Douglas H. Miller
Title:	Chairman and CEO

PARTICIPANT:

Signature

Name:
Address: